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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): May 21, 2008

                             PULASKI FINANCIAL CORP.
                             ----------------------
             (Exact name of registrant as specified in its charter)

         Missouri                       0-24571            43-1816913
         --------                       -------            ----------
(State or other jurisdiction of        (Commission         (IRS Employer
incorporation or organization)         File Number)       Identification No.)

                12300 Olive Boulevard, St. Louis, Missouri 63141
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               (Address of principal executive offices) (Zip Code)

                                 (314) 878-2210
                                 --------------
              (Registrant's telephone number, including area code)

                                 Not Applicable
                                 --------------
          (Former name or former address, if changed since last report)



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01       ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
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         Pulaski Bank (the "Bank"), the wholly-owned subsidiary of Pulaski
Financial Corp. (the "Company"), entered into an Agreement of Purchase and Sale, dated May 21, 2008, with United Trust Fund Limited Partnership pursuant to which Pulaski Bank agreed to sell: (1) the property located at 12300 Olive Boulevard, St. Louis, Missouri, which is the Bank's headquarters, for $6.8 million; and (2) the property located at One Pulaski Center Drive, St. Louis, Missouri, which houses the Bank's mortgage lending and appraisal divisions, for $5.2 million.

         Pursuant to the Agreement of Purchase and Sale, the Bank entered into lease agreements with UTF Lessor LLC ("UTF LLC"), the wholly-owned subsidiary of United Trust Fund Limited Partnership, to lease back the properties.

         The transaction is anticipated to close late in the second quarter or early in the third quarter of the calendar year, subject to completion of customary due diligence by the buyer and confirmation by the Bank that it will be permitted to obtain operating lease treatment for the leases under U.S. generally accepted accounting principles. The Company will realize a gain of approximately $3.2 million on the sale of the properties, which will be recognized ratably over the fifteen-year life of the leases.

         The sale/leaseback transaction converts non-earning, depreciating assets into investable funds. The after-tax cash proceeds from the sale of the properties are initially expected to be used to pay down borrowings and fund asset growth, which is expected to result in an annual increase in earnings per share of $0.01 to $0.02.

         No material relationship exists between the Company, the Bank or its affiliates and United Trust Fund Limited Partnership or UTF LLC , other than in connection with the Agreement of Purchase and Sale and the leases with respect the properties.

ITEM 2.03       CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER
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                AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT
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         The Bank entered into a lease agreement with UTF LLC , dated May 21,
2008, whereby the Bank agreed to lease the property located at 12300 Olive Boulevard, St. Louis, Missouri for a an initial term of fifteen years. The Bank has the right to extend the terms of the lease for four additional periods of five years each, upon specified terms and conditions. The initial annual rent for under the lease is $476,000, which will increase each year to $565,500 in the fifth year of the lease. Thereafter, the annual rent will be increased based upon the Consumer Price Index for All Urban Customers as prepared by the U.S. Bureau of Labor Statistics. However, in no event will the rent decrease or increase by more than 2% for any year over the previous year.

         The Bank also entered into a lease agreement with UTF LLC, dated May 21, 2008, whereby the Bank agreed to lease the property located at One Pulaski Center Drive, St. Louis, Missouri, for an initial term of fifteen years. The Bank has the right to extend the terms of the lease for four additional periods of five years each, upon specified terms and conditions. The initial annual rent for under the lease is $364,000, which will increase each year to $432,500 in the fifth year of the lease. Thereafter, the annual rent will be increased based upon the Consumer Price Index for All Urban Customers as prepared by the U.S. Bureau of Labor Statistics. However, in no event will the rent decrease or increase by more than 2% for any year over the previous year.

         In addition to rent, the Bank will be required to pay all taxes, insurance and maintenance costs that arise through the use of the properties.




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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




Date: May 23, 2008                         By: /s/ Ramsey K. Hamadi
                                               ---------------------------------
                                               Ramsey K. Hamadi
                                               Chief Financial Officer